Exhibit 4.6

DELL TIME AWARD AGREEMENT

THIS DELL TIME AWARD AGREEMENT (the “Agreement”), made by and between Dell Technologies Inc., a Delaware corporation (the “Company”), and                      (the “Holder”), is effective as of                     , 2016 (the “Grant Date”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Dell Technologies Inc. 2013 Stock Incentive Plan, as amended and restated from time to time (the “Plan”).

WHEREAS, as an incentive for the Holder’s efforts during the Holder’s Employment with the Company and its Affiliates, the Company wishes to afford the Holder the opportunity to earn a number of shares of Class C Common Stock (“Shares”), pursuant to the terms and conditions set forth in this Agreement and the Plan; and

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement, pursuant to which the Committee has instructed the undersigned officer to issue the Stock Award described below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Plan.

(a) “Award” means the award of DTAs granted under this Agreement.

(b) “Dell Time Award” or “DTA” means an Other Stock-Based Award granted in the form of a “restricted stock unit” subject to the time-based vesting requirements described in Section 3.1 herein.

(c) “Direct Competitor” means any Person or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by the Company or any of its Subsidiaries as of the date of the Holder’s termination of Employment. By way of illustration, and not by limitation, as of the Grant Date, the following companies meet the definition of Direct Competitor: Accenture LLP, Acer Inc., Apple Inc., CDW Corporation, Cisco Systems, Inc., Cognizant Technology Solutions Corporation, Computer Sciences Corporation, HP Inc., Hewlett Packard Enterprise Company, International Business Machines Corporation, Infosys Limited, Lenovo Group Limited, Oracle Corporation, Samsung Electronics Co., Ltd., Tata Group and Wipro Limited.

(d) “Repayment Behavior” means the Holder’s (i) commencement of employment or service with a Direct Competitor in a role that is similar to any role the Holder held at the Company or any of its Subsidiaries during the twenty four (24) months prior to the Holder’s termination of Employment or in a role that could result in the Holder using the Company’s or any of its Subsidiaries’ confidential information or trade secrets, (ii) disclosure of any of the Company’s or any of its Subsidiaries’ confidential information or trade secrets, or (iii) solicitation of any employee of the Company or any of its Subsidiaries to terminate employment with the Company or such Subsidiary.

(e) “Repurchase Limitations” has the meaning given to such term in the Management Stockholders Agreement.

ARTICLE II

GRANT OF DELL TIME AWARDS

Section 2.1. Grant of Dell Time Award.

For good and valuable consideration, on and as of the date hereof, the Company irrevocably grants to the Holder             DTAs, subject to the adjustment as set forth in Section 2.2 hereof. Each DTA represents the right to receive a Share upon vesting.

Section 2.2. Adjustments to Dell Time Award.

The DTAs shall be subject to adjustment pursuant to Section 10 of the Plan.

ARTICLE III

VESTING

Section 3.1. Vesting.

(a) General. Subject to the Holder’s continued Employment on each applicable anniversary of the Grant Date, 33 1/3% of the DTAs shall vest on each of the first, second and third anniversaries of the Grant Date.

(b) Accelerated Vesting on Termination Due to Death or Disability. If the Holder’s Employment is terminated due to the Holder’s death or Disability, all then unvested DTAs shall vest upon the date of such termination.

(c) Termination of Employment. Except as set forth in Section 3.1(b) above, each DTA that is unvested as of the date of the Holder’s termination of Employment for any reason shall immediately expire on the date of such termination without consideration or payment therefor.

(d) Forfeiture of Unvested Portion of Dell Time Award upon Repayment Behavior. Each outstanding DTA shall automatically be forfeited without consideration or payment therefor upon the first date on which the Holder engages in any Repayment Behavior (as determined by the Committee).

ARTICLE IV

SETTLEMENT OF DELL TIME AWARDS

Section 4.1. Settlement.

Settlement of DTAs shall be made within four (4) business days following the applicable date of vesting under the vesting schedule set forth in Section 3.1. Settlement of DTAs shall be in Shares; provided, that, in lieu of issuing any fractional Share, the Company shall make a cash payment to the Holder equal to the Fair Market Value of such fractional Share.

Section 4.2. Consideration for the Dell Time Award.

No cash payment is required for the DTAs or the Shares issuable in settlement thereof, although the Holder may be required to tender payment in cash or other acceptable form of consideration for the amount of any withholding taxes due as a result of delivery of the Shares in accordance with Section 5.8 below.

Section 4.3. Conditions to Issuance of Shares.

The Company shall not be required to record the ownership by the Holder of the Share issued upon the settlement of a DTA prior to fulfillment of all of the following conditions:

(a) the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency or stock exchange or over-the-counter market listing requirements which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

(b) the execution and delivery of the Joinder by the Holder to the extent the Holder is not already a party to the Management Stockholders Agreement.

Section 4.4. Unsecured Obligation; Rights as Stockholder.

The Award is unfunded, and as a holder of DTAs, the Holder will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Shares pursuant to this Agreement. The Holder shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any vested Share underlying a DTA unless and until a book entry representing such Share has been made on the books and records of the Company.

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration.

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the

Holder and his or her beneficiaries or successors, the Company and all other interested persons (including, without limitation, any determination that the Holder engaged in Repayment Behavior). No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award. In its absolute discretion, the Board may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Award Not Transferable.

Except as otherwise permitted by the Committee in writing, neither the Award nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, to the extent permitted by Applicable Law, this Section 5.2 shall not prevent transfers by will or by the Applicable Laws of descent and distribution.

Section 5.3. Forfeiture and Repayment Obligation for Engaging in Repayment Behavior.

(a) By accepting this Award, the Holder acknowledges and agrees that, if the Committee determines that the Holder engaged in Repayment Behavior at any time during the Holder’s Employment or the one-year period following the termination of the Holder’s Employment, then, in addition to the consequences described in Section 3.1(d) above, upon the date on which the Holder first engages in such Repayment Behavior (as determined by the Committee) (such date, the “Trigger Date”): (i) the Shares held by the Holder or any member of the Holder’s Management Stockholder Group (as defined in the Management Stockholders Agreement) that were issued upon settlement of DTAs that vested during the two-year period immediately preceding the earlier of (x) the Trigger Date and (y) the date on which the Holder’s Employment terminated shall be automatically forfeited for no consideration (such two-year period, the “Claw Back Period” and such Shares, the “Claw Back Shares”) and (ii) if the Holder or any member of the Holder’s Management Stockholder Group have sold any Claw Back Shares (including any sales or repurchases pursuant to the provisions of Article IV of the Management Stockholders Agreement) during the Claw Back Period, the Holder and each member of the Holder’s Management Stockholder Group shall be required to promptly (and in any event, no later than ten (10) days following receipt of notice thereof from the Company or one of its Affiliates) pay to the Company, in cash (in U.S. dollars) and on demand in immediately available funds by wire transfer an amount equal to the amount paid by the acquiror(s) (which, for the avoidance of doubt, could include the Company, its Subsidiaries or their designee, or any Sponsor Stockholder, pursuant to the provisions of Article IV of the Management Stockholders Agreement) to the Holder and/or the members of the Holder’s Management Stockholder Group in such sale(s) of Claw Back Shares. The Holder understands that this Section 5.3 does not prohibit the Holder from competing with the Company and its Affiliates, but rather simply imposes the economic consequences described in this Section 5.3 if the Committee determines that the Holder has engaged in Repayment Behavior.

(b) For purposes of this Section 5.3, if the Holder and/or any member of the Holder’s Management Stockholder Group sell any Shares during the Claw Back Period and, at the time of any such sale, the Holder and the other members of the Holder’s Management Stockholder Group collectively own (after giving effect to this sentence) both (x) Claw Back Shares and (y) Shares that are not Claw Back Shares, then the Shares that are sold shall be conclusively deemed to not be Claw Back Shares unless and until, after giving effect to this sentence, all Shares described in clause (y) have been sold in such sale and are no longer owned by the Holder or any other member of the Holder’s Management Stockholder Group (e.g., if on a date of sale of Shares, the Holder and the Holder’s Management Stockholder Group own an aggregate of 1,000 Shares described in clause (x) and 1,000 Shares described in clause (y) and the Holder and/or other members of the Holder’s Management Stockholder Group sell an aggregate of 1,500 Shares, 500 of the Shares sold will be deemed to be Claw Back Shares). The Holder agrees to promptly provide the Company with all information that the Company reasonably requests in order to determine any amount payable pursuant to this Section 5.3 to the Company by the Holder or any member of the Holder’s Management Stockholder Group.

Section 5.4. Applicability of the Plan and the Management Stockholders Agreement.

This Award, and the Shares issued to the Holder upon settlement of DTAs, shall be subject to all of the terms and provisions of the Plan and the Management Stockholders Agreement, to the extent applicable to this Award and such Shares. Any disputes regarding the determination of matters contemplated in the Management Stockholders Agreement (including but not limited to the determination of whether the Holder engaged in Repayment Behavior for purposes of the Management Stockholders Agreement (but not for purposes of this Agreement)) shall be determined in accordance with Section 7.3 (Governing Law) and Section 7.4 (Submissions to Jurisdictions; WAIVER OF JURY TRIAL) of the Management Stockholders Agreement. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholders Agreement, the terms of the Management Stockholders Agreement shall control.

Section 5.5. Notices.

Any notice to be given under the terms of this Agreement shall be contained in a written instrument delivered in person or sent by facsimile (with written confirmation of transmission), e-mail (with written confirmation of transmission) or a nationally-recognized overnight courier, which shall be addressed, in the case of the Company, to the Office of the Secretary; and if to the Holder, to the address, e-mail address or facsimile number appearing in the personnel records of the Company or any of its Affiliates, as applicable. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Holder, shall, if the Holder is then deceased, be given to the Holder’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 5.5. Any and all notices, designations, offers, acceptances or other communications shall be conclusively deemed to have been given, delivered or received (i) in the case of personal delivery, on the day of actual delivery thereof, (ii) in the case of facsimile or e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the business day during which such normal business hours next occur if not given during such hours on any day, and (iii) in the case of dispatch by nationally-recognized overnight courier, on the next business day following the disposition with such nationally-recognized overnight courier. By notice complying with the foregoing provisions of this Section 5.5, each party shall have the right to change its mailing address, e-mail address or facsimile number for the notices and communications to such party. The Company and the Holder hereby consent to the delivery of any and all notices, designations, offers, acceptances or other communications provided for herein by electronic transmission addressed to the e-mail address or facsimile number of the Company and the Holder, as applicable, as provided herein.

Section 5.6. Titles; Interpretation.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a Section, subsection and provision is to this Agreement unless otherwise specified.

Section 5.7. No Right to Employment or Additional Dell Time Awards or Stock Awards.

Nothing in this Agreement or in the Plan shall confer upon the Holder any right to continue in Employment, or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which are hereby expressly reserved, to terminate the Employment of the Holder at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions, if any, of the Holder’s Employment agreement (if any such agreement is in effect at the time of such termination). Neither the Holder nor any other Person shall have any claim to be granted any additional Stock Awards and there is no obligation under the Plan for uniformity of treatment of Participants, or holders or beneficiaries of Stock Awards. The terms and conditions of the Award granted hereunder or any other Stock Award granted under the Plan or otherwise and the Committee’s determinations and interpretations with respect thereto and/or with respect to the Holder and any other Participant need not be the same (whether or not the Holder and any such Participant are similarly situated).

Section 5.8. Withholding Obligations

(a) On the Grant Date, or at any time thereafter as requested by the Company, the Holder hereby authorizes the Company or the Subsidiary employing the Holder to satisfy its withholding obligations, if any, from payroll and any other amounts payable to the Holder, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or such employing Subsidiary, if any, which arise in connection with the grant of or vesting of the Award or the delivery of Shares under the Award; provided, that, at the Holder’s election, such withholding obligation may be satisfied by the Company withholding from the Shares otherwise issuable to the Holder that number of Shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, equal to such withholding tax obligation (but in no event more than the minimum required tax withholding); provided, further, that, the Holder’s right to elect such Share withholding shall be subject to Section 4.6(b) of the Management Stockholders Agreement and any limitations imposed under Delaware law or other Applicable Law and/or under the terms of any preferred stock, debt financing arrangements or other indebtedness of the Company or its Subsidiaries (including any such limitations resulting from the Company’s Subsidiaries being prohibited or prevented from distributing to the Company sufficient proceeds or funds to enable the Company to repurchase Class C Common Stock in accordance with Delaware law or other Applicable Law and/or the then applicable terms and conditions of such arrangements).

(b) Unless the tax withholding obligations of the Company, if any, are satisfied, the Company shall have no obligation to issue a certificate for such Shares or release such Shares.

Section 5.9. Securities Laws.

The Holder represents, warrants and covenants that:

(a) The Holder is acquiring the Shares for his or her own account and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act or in violation of any applicable state securities law;

(b) The Holder has had such opportunity as he or she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of his or her investment in the Company;

(c) The Holder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in acquiring the Shares and to make an informed investment decision with respect to such investment;

(d) The Holder can afford the complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period;

(e) The Holder understands that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; and (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Shares and there is no commitment on the part of the Company to make any such filing; and

(f) Upon the issuance of any Shares hereunder, the Holder will make or enter into such other written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

Section 5.10. Nature of Grant.

In accepting the grant, the Holder acknowledges that, regardless of any action the Company or its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Holder acknowledges that the ultimate liability for all Tax-Related Items legally due by the Holder is and remains the Holder’s responsibility, and the Holder shall pay to, and indemnify and keep indemnified, the Company and its Affiliates from and against Tax-Related Items legally due by the Holder that are attributable to the vesting of, or any benefit derived by the Holder from, the Award and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Agreement, including the grant, vesting or settlement of this Award, the subsequent sale of Shares acquired pursuant to such settlement or the receipt of any dividends with respect to such Shares; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Holder’s liability for Tax-Related Items.

Section 5.11. Governing Law.

This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles thereof.

[Signature on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DELL TECHNOLOGIES INC.

By:
Name:
Title:

Holder

[Insert Name]

[Signature Page to Dell Time Award Agreement]